FOR IMMEDIATE RELEASE

Exhibit 99.1
August 7, 2024
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2024
BURBANK, Calif. – The Walt Disney Company today reported earnings for its third quarter ended June 29, 2024.
Financial Results for the Quarter:
•Revenues for the quarter increased to $23.2 billion from $22.3 billion in the prior-year quarter.
•Income (loss) before income taxes improved to income of $3.1 billion in the current quarter from a loss of $0.1 billion in the prior-year quarter.
•Diluted earnings per share (EPS) was $1.43 for the current quarter compared to a loss of $0.25 in the prior-year quarter.
•Excluding certain items(1), diluted EPS for the quarter increased to $1.39 from $1.03 in the prior-year quarter.
Key Points:
•In the third fiscal quarter of 2024, we achieved strong double-digit percentage growth of 19% for total segment operating income(1) and 35% for adjusted EPS(1).
•Entertainment segment operating income nearly tripled year over year in Q3, due to significantly improved results at Direct-to-Consumer and Content Sales/Licensing and Other.
•Entertainment Direct-to-Consumer’s better-than-expected Q3 performance, combined with our profitable results at ESPN+, resulted in positive profitability at our combined streaming businesses(1) for the first time and one quarter ahead of our previous guidance of achieving profitability in Q4.
•The success of Inside Out 2, which became the highest-grossing animated film of all time, demonstrated the renewed creative strength of our studios and drove strong outperformance at Content Sales/Licensing and Other. Surrounding Inside Out 2’s release, the original Inside Out (2015) helped drive more than 1.3 million Disney+ sign-ups and generated over 100 million views globally since the first Inside Out 2 teaser trailer dropped.
•ESPN operating income grew by 4%, while Star India results were lower versus the prior year, resulting in Sports segment operating income declining by 6% in Q3. Domestic ESPN advertising revenue increased 17% year over year.
•Q3 Experiences revenue increased by 2% and segment operating income decreased by 3%. Segment revenue growth was impacted by moderation of consumer demand towards the end of Q3 that exceeded our previous expectations. Despite this demand dynamic, other parts of the portfolio delivered improved results versus the prior year, including Disney Cruise Line, Consumer Products and some of our international sites. While results at Domestic Parks decreased modestly in the quarter, attendance was comparable year over year and per capita spending was slightly up.

(1) Diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income and DTC streaming businesses operating income (loss) are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS, income (loss) before income taxes and segment operating income for the Entertainment segment and Sports segment, respectively. See the discussion on pages 17 through 21 for how we define and calculate these measures and a quantitative reconciliation thereof to the most directly comparable GAAP measures.

Guidance and Outlook:
•As a result of our strong consolidated financial performance in the third quarter, and supported by our balanced portfolio of assets, our new full year adjusted EPS(1) growth target is now 30%.
•We continue to focus on driving incremental cost savings above and beyond our previously stated target as we deliver on our strategic priorities.
•We remain on track for the profitability of our combined streaming businesses to improve in Q4, with both Entertainment DTC and ESPN+ expected to be profitable in the quarter. We continue to feel optimistic about our trajectory, with multiple building blocks for improving margins over the coming years.
•In Q4, we expect Disney+ Core subscribers to grow modestly.
•At Content Sales/Licensing and Other, we expect profitability in Q4 to look roughly similar to Q3, and we expect profitability for the full fiscal year 2024.
•At our Experiences segment, we expect that the demand moderation we saw in our domestic businesses in Q3 could impact the next few quarters. While we are actively monitoring attendance and guest spending and aggressively managing our cost base, we expect Q4 Experiences segment operating income to decline by mid single digits versus the prior year, reflecting these underlying dynamics as well as impacts at Disneyland Paris from a reduction in normal consumer travel due to the Olympics, and some cyclical softening in China.
•So far this quarter, we continue to see strong demand at Disney Cruise Line, although results in fiscal Q4 will reflect pre-launch expenses for the Disney Adventure and Disney Treasure.

Message From Our CEO:
“Our performance in Q3 demonstrates the progress we’ve made against our four strategic priorities across our creative studios, streaming, sports, and Experiences businesses,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “This was a strong quarter for Disney, driven by excellent results in our Entertainment segment both at the box office and in DTC, as we achieved profitability across our combined streaming businesses(1) for the first time and a quarter ahead of our previous guidance. Despite softer third quarter performance in our Experiences segment, adjusted EPS(1) for the company was up 35%, and with our complementary and balanced portfolio of businesses, we are confident in our ability to continue driving earnings growth through our collection of unique and powerful assets.”

(1) Diluted EPS excluding certain items (also referred to as adjusted EPS) and DTC streaming businesses operating income (loss) are not financial measure defined by GAAP. The most comparable GAAP measures are diluted EPS and segment operating income for the Entertainment segment and Sports segment, respectively. See the discussion on pages 17 through 21 for how we define and calculate these measures and a quantitative reconciliation of the measures thereof to the most directly comparable GAAP measures and why the Company is not providing a forward-looking quantitative reconciliation of diluted EPS excluding certain items to the most comparable GAAP measure.

SUMMARIZED FINANCIAL RESULTS
The following table summarizes third quarter results for fiscal 2024 and 2023:

	Quarter Ended			Nine Months Ended
($ in millions, except per share amounts)	June 29, 2024	July 1, 2023	Change	June 29, 2024	July 1, 2023	Change
Revenues	$23,155	$22,330	4%	$68,787	$67,657	2%
Income (loss) before income taxes	$3,093	$(134)	nm	$6,621	$3,762	76%
Total segment operating income(1)	$4,225	$3,559	19%	$11,946	$9,887	21%
Diluted EPS	$1.43	$(0.25)	nm	$2.46	$1.14	>100%
Diluted EPS excluding certain items(1)	$1.39	$1.03	35%	$3.83	$2.94	30%
Cash provided by operations	$2,602	$2,802	(7) %	$8,453	$5,064	67%
Free cash flow(1)	$1,237	$1,637	(24) %	$4,530	$1,469	>100%
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income (loss) before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 17 through 21 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes third quarter segment revenue and operating income for fiscal 2024 and 2023:

	Quarter Ended			Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023	Change	June 29, 2024	July 1, 2023	Change
Revenues:
Entertainment	$10,580	$10,127	4%	$30,357	$31,111	(2) %
Sports	4,558	4,335	5%	13,705	13,201	4%
Experiences	8,386	8,198	2%	25,911	24,389	6%
Eliminations(2)	(369)	(330)	(12) %	(1,186)	(1,044)	(14) %
Total revenues	$23,155	$22,330	4%	$68,787	$67,657	2%
Segment operating income:
Entertainment	$1,201	$408	>100%	$2,856	$1,208	>100%
Sports	802	854	(6) %	1,477	1,484	— %
Experiences	2,222	2,297	(3) %	7,613	7,195	6%
Total segment operating income(1)	$4,225	$3,559	19%	$11,946	$9,887	21%
(1)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income (loss) before income taxes. See the discussion on pages 17 through 21.
(2)Reflects fees paid by Direct-to-Consumer to Sports and other Entertainment businesses for the right to air their linear networks on Hulu Live and fees paid by Entertainment to Sports to program sports on the ABC Network and Disney+.

DISCUSSION OF THIRD QUARTER SEGMENT RESULTS
Entertainment
Revenue and operating income for the Entertainment segment are as follows:

	Quarter Ended		Change	Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023		June 29, 2024	July 1, 2023	Change
Revenues:
Linear Networks	$2,663	$2,872	(7) %	$8,231	$9,073	(9) %
Direct-to-Consumer	5,805	5,045	15%	16,993	14,850	14%
Content Sales/Licensing and Other	2,112	2,210	(4) %	5,133	7,188	(29) %
	$10,580	$10,127	4%	$30,357	$31,111	(2) %
Operating income (loss):
Linear Networks	$966	$1,025	(6) %	$2,954	$3,314	(11) %
Direct-to-Consumer	(19)	(505)	96%	(110)	(2,076)	95%
Content Sales/Licensing and Other	254	(112)	nm	12	(30)	nm
	$1,201	$408	>100%	$2,856	$1,208	>100%

The increase in Entertainment operating income in the current quarter compared to the prior-year quarter was due to improved results at Direct-to-Consumer and Content Sales/Licensing and Other.
Linear Networks
Linear Networks revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	June 29, 2024	July 1, 2023
Revenue
Domestic	$2,145	$2,302	(7) %
International	518	570	(9) %
	$2,663	$2,872	(7) %
Operating income
Domestic	$682	$692	(1) %
International	157	157	— %
Equity in the income of investees	127	176	(28) %
	$966	$1,025	(6) %
Domestic
Domestic operating income in the current quarter was comparable to the prior-year quarter due to:
•A decline in advertising revenue attributable to a decrease in impressions, partially offset by higher rates. The decrease in impressions was due to lower average viewership.
•Lower affiliate revenue due to fewer subscribers including the impact of the non-renewal of carriage of certain networks by an affiliate, partially offset by higher effective rates

•A reduction in programming and production costs attributable to a lower average cost mix of programming and a decrease in program write-downs
•Lower marketing costs
Equity in the Income of Investees
Income from equity investees decreased due to lower income from A+E Television Networks (A+E) attributable to a decrease in advertising revenue, higher marketing costs and lower affiliate revenue.
Direct-to-Consumer
Direct-to-Consumer revenues and operating loss are as follows:

	Quarter Ended		Change
($ in millions)	June 29, 2024	July 1, 2023
Revenue	$5,805	$5,045	15%
Operating loss	$(19)	$(505)	96%
The improvement in operating results in the current quarter compared to the prior-year quarter was due to:
•Subscription revenue growth attributable to higher rates due to increases in retail pricing and subscriber growth at Disney+ Core and, to a lesser extent, Hulu, partially offset by an unfavorable foreign exchange impact
•An increase in advertising revenue primarily due to higher impressions at Disney+ and Hulu, partially offset by lower rates. Higher impressions at Disney+ reflected an increase at Disney+ Core and the benefit of airing the International Cricket Council (ICC) T20 World Cup on Disney+ Hotstar in the current quarter. The previous ICC T20 World Cup occurred in the first quarter of fiscal 2023
•Higher marketing costs
•An increase in programming and production costs attributable to the ICC T20 World Cup and higher subscriber-based fees for programming the Hulu Live TV service, which were due to rate increases, partially offset by lower costs for non-sports content available on Disney+ Core

Key Metrics - Third Quarter of Fiscal 2024 Comparison to Second Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics(1) to analyze trends and evaluate the overall performance of our Disney+ and Hulu direct-to-consumer (DTC) product offerings, and we believe these metrics are useful to investors in analyzing the business. The following tables and related discussion are on a sequential quarter basis.
Paid subscribers at:

(in millions)	June 29, 2024	March 30, 2024	Change
Disney+
Domestic (U.S. and Canada)	54.8	54.0	1%
International (excluding Disney+ Hotstar)	63.5	63.6	— %
Disney+ Core(2)	118.3	117.6	1%

Disney+ Hotstar	35.5	36.0	(1) %

Hulu
SVOD Only	46.7	45.8	2%
Live TV + SVOD	4.4	4.5	(2) %
Total Hulu(2)	51.1	50.2	2%
Average Monthly Revenue Per Paid Subscriber for the quarter ended:

	June 29, 2024	March 30, 2024	Change
Disney+
Domestic (U.S. and Canada)	$7.74	$8.00	(3) %
International (excluding Disney+ Hotstar)	6.78	6.66	2%
Disney+ Core	7.22	7.28	(1) %

Disney+ Hotstar	1.05	0.70	50%

Hulu
SVOD Only	12.73	11.84	8%
Live TV + SVOD	96.11	95.01	1%
(1)See discussion on page 16—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber decreased from $8.00 to $7.74 due to the impact of subscriber mix shifts.
International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber increased from $6.66 to $6.78 due to increases in retail pricing, partially offset by an unfavorable foreign exchange impact.
Disney+ Hotstar average monthly revenue per paid subscriber increased from $0.70 to $1.05 due to higher advertising revenue.
Hulu SVOD Only average monthly revenue per paid subscriber increased from $11.84 to $12.73 due to higher advertising revenue.
Hulu Live TV + SVOD average monthly revenue per paid subscriber increased from $95.01 to $96.11 due to higher advertising revenue.

Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	June 29, 2024	July 1, 2023
Revenue	$2,112	$2,210	(4) %
Operating income (loss)	$254	$(112)	nm
The improvement in operating results was due to:
•Higher theatrical distribution results reflecting the strong performance of Inside Out 2 in the current quarter. The current quarter also included Kingdom of the Planet of the Apes while the prior-year quarter included Guardians of the Galaxy Vol. 3, The Little Mermaid, Elemental and Indiana Jones And The Dial Of Destiny.
•Increased TV/VOD distribution results attributable to higher sales of episodic content
Sports
Sports revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	June 29, 2024	July 1, 2023
Revenue
ESPN
Domestic	$3,908	$3,708	5%
International	371	350	6%
	4,279	4,058	5%
Star India	279	277	1%
	$4,558	$4,335	5%
Operating income (loss)
ESPN
Domestic	$1,085	$1,077	1%
International	5	(27)	nm
	1,090	1,050	4%
Star India	(314)	(216)	(45) %
Equity in the income of investees	26	20	30%
	$802	$854	(6) %
Domestic ESPN
Domestic ESPN operating results in the current quarter were comparable to the prior-year quarter due to:
•Advertising revenue growth attributable to increases in rates and sponsorship revenue
•Growth in subscription revenue due to higher rates
•An increase in programming and production costs primarily attributable to higher NBA rights costs reflecting contractual rate increases and costs to air the Stanley Cup Finals in the current quarter. We have the rights to air the Stanley Cup Finals every two years.
•Lower affiliate revenue due to fewer subscribers, partially offset by higher effective rates

International ESPN
Growth at international ESPN in the current quarter was driven by:
•An increase in affiliate revenue due to higher effective rates
•Higher programming and production costs attributable to new soccer rights
Star India
The increase in operating loss at Star India was due to:
•Higher programming and production costs attributable to the timing of the ICC T20 World Cup
•A decrease in affiliate revenue due to lower effective rates
•Growth in advertising revenue reflecting the timing of the ICC T20 World Cup
Experiences
Experiences revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	June 29, 2024	July 1, 2023
Revenue
Parks & Experiences
Domestic	$5,820	$5,649	3%
International	1,602	1,532	5%
Consumer Products	964	1,017	(5) %
	$8,386	$8,198	2%
Operating income
Parks & Experiences
Domestic	$1,347	$1,436	(6) %
International	435	428	2%
Consumer Products	440	433	2%
	$2,222	$2,297	(3) %
Domestic Parks and Experiences
The decrease in operating income at our domestic parks and experiences was due to:
•Higher costs driven by inflation, increased technology spending and new guest offerings, partially offset by the comparison to depreciation in the prior-year quarter related to the closure of Star Wars: Galactic Starcruiser and cost saving initiatives
•Guest spending growth attributable to increases in per capita guest spending at our cruise line and theme parks and higher per room spending at our resorts
International Parks and Experiences
International parks and experiences’ operating results for the current quarter were comparable to the prior-year quarter due to:
•Higher volumes attributable to increases in attendance and occupied room nights
•Guest spending growth due to higher per room spending at our resorts
•An increase in costs due to new guest offerings, inflation and increased depreciation

OTHER FINANCIAL INFORMATION
DTC Streaming Businesses
Revenue and operating income (loss) for our combined DTC streaming businesses, which consist of the Direct-to-Consumer line of business at the Entertainment segment and ESPN+ at the Sports segment, are as follows:

	Quarter Ended		Change	Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023		June 29, 2024	July 1, 2023	Change
Revenue	$6,379	$5,525	15%	$18,642	$16,346	14%
Operating income (loss) (1)	$47	$(512)	nm	$(187)	$(2,224)	92%
(1)DTC streaming businesses operating income (loss) is not a financial measure defined by GAAP. The most comparable GAAP measures are segment operating income for the Entertainment segment and Sports segment. See the discussion on page 21 for how we define and calculate this measure and a reconciliation of it to the most directly comparable GAAP measures.
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $33 million for the quarter, from $295 million to $328 million, driven by increased compensation costs and other cost inflation.
Restructuring and Impairment Charges
In the prior-year quarter, the Company recorded charges of $2,440 million related to the removal of content from our DTC services and the termination of certain third party license agreements for the right to use content primarily on our DTC platforms (Content Impairment) and $210 million of severance.
Other Income (expense), net
In the current quarter, the Company recorded a charge of $65 million related to a legal ruling. In the prior-year quarter, the Company recorded a charge of $101 million related to a legal ruling, largely offset by a $90 million gain on its investment in DraftKings, Inc. (DraftKings Gain), which was sold in the prior-year quarter.
Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	June 29, 2024	July 1, 2023	Change
Interest expense	$(509)	$(503)	(1) %
Interest income, investment income and other	167	198	(16) %
Interest expense, net	$(342)	$(305)	(12) %
The increase in interest expense was primarily due to higher average rates, partially offset by lower average debt balances.
The decrease in interest income, investment income and other reflected the impact of lower cash and cash equivalent balances, partially offset by a favorable comparison of pension and postretirement benefit costs, other than service cost.

Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	June 29, 2024	July 1, 2023	Change
Amounts included in segment results:
Entertainment	$123	$174	(29) %
Sports	26	20	30%
Amortization of TFCF Corporation (TFCF) intangible assets related to an equity investee	(3)	(3)	— %
Equity in the income of investees	$146	$191	(24) %
Income from equity investees decreased $45 million, to $146 million from $191 million, due to lower income from A+E.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	June 29, 2024	July 1, 2023
Income (loss) before income taxes	$3,093	$(134)
Income tax expense	251	19
Effective income tax rate	8.1%	(14.2)%
The prior-year quarter loss before income taxes included the $2,440 million Content Impairment. In the prior-year quarter, income taxes included a benefit of approximately $568 million related to this charge. Due to the significance of this charge on pre-tax results, the effective tax rate for the prior-year quarter was negative 14.2%. In the current quarter, the Company recognized a $418 million tax benefit related to prior years’ tax matters (Income Tax Reserve Adjustments).
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	June 29, 2024	July 1, 2023	Change
Net income attributable to noncontrolling interests	$(221)	$(307)	28%
The decrease in net income attributable to noncontrolling interests was primarily due to the comparison to the accretion of NBC Universal’s interest in Hulu in the prior-year quarter as we had accreted to the full guaranteed redemption value by December 2023.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by operations and free cash flow were as follows:

	Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023	Change
Cash provided by operations	$8,453	$5,064	$3,389
Investments in parks, resorts and other property	(3,923)	(3,595)	(328)
Free cash flow(1)	$4,530	$1,469	$3,061
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 17 through 21.
Cash provided by operations increased $3.4 billion to $8.5 billion in the current period from $5.1 billion in the prior-year period due to:
•Lower film and television production spending and the timing of payments for sports rights
•Collateral receipts related to our hedging program in the current period compared to collateral payments in the prior-year period
•A payment in the prior-year period related to the termination of content licenses in fiscal 2022
•Payment in the current period of fiscal 2023 federal and California income taxes, which were deferred pursuant to relief provided by the Internal Revenue Service and California State Board of Equalization as a result of 2023 winter storms in California
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows:

	Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023
Entertainment	$750	$747
Sports	2	8
Experiences
Domestic	1,953	1,544
International	706	609
Total Experiences	2,659	2,153
Corporate	512	687
Total investments in parks, resorts and other property	$3,923	$3,595
Capital expenditures increased to $3.9 billion from $3.6 billion due to higher spend on cruise ship fleet expansion and new attractions at the Experiences segment, partially offset by lower spend on Corporate facilities.

Depreciation expense was as follows:

	Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023
Entertainment	$503	$478
Sports	29	54
Experiences
Domestic	1,287	1,431
International	538	503
Total Experiences	1,825	1,934
Corporate	159	153
Total depreciation expense	$2,516	$2,619

`THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; $ in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Revenues	$23,155	$22,330	$68,787	$67,657
Costs and expenses	(19,801)	(19,689)	(59,618)	(60,748)
Restructuring and impairment charges	—	(2,650)	(2,052)	(2,871)
Other income (expense), net	(65)	(11)	(65)	96
Interest expense, net	(342)	(305)	(899)	(927)
Equity in the income of investees	146	191	468	555
Income (loss) before income taxes	3,093	(134)	6,621	3,762
Income taxes	(251)	(19)	(1,412)	(1,066)
Net income (loss)	2,842	(153)	5,209	2,696
Net income attributable to noncontrolling interests	(221)	(307)	(697)	(606)
Net income (loss) attributable to The Walt Disney Company (Disney)	$2,621	$(460)	$4,512	$2,090

Earnings (loss) per share attributable to Disney:
Diluted	$1.43	$(0.25)	$2.46	$1.14
Basic	$1.44	$(0.25)	$2.47	$1.14

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,829	1,829	1,835	1,829
Basic	1,821	1,829	1,829	1,827

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	June 29, 2024	September 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$5,954	$14,182
Receivables, net	12,966	12,330
Inventories	1,984	1,963
Content advances	1,992	3,002
Other current assets	2,597	1,286
Total current assets	25,493	32,763
Produced and licensed content costs	32,799	33,591
Investments	4,632	3,080
Parks, resorts and other property
Attractions, buildings and equipment	73,366	70,090
Accumulated depreciation	(44,720)	(42,610)
	28,646	27,480
Projects in progress	6,223	6,285
Land	1,172	1,176
	36,041	34,941
Intangible assets, net	11,107	13,061
Goodwill	73,914	77,067
Other assets	13,786	11,076
Total assets	$197,772	$205,579
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$20,216	$20,671
Current portion of borrowings	8,060	4,330
Deferred revenue and other	7,336	6,138
Total current liabilities	35,612	31,139
Borrowings	39,524	42,101
Deferred income taxes	6,628	7,258
Other long-term liabilities	10,705	12,069
Commitments and contingencies
Redeemable noncontrolling interests	—	9,055
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares at June 29, 2024 and 1.8 billion shares at September 30, 2023	58,252	57,383
Retained earnings	49,273	46,093
Accumulated other comprehensive loss	(3,454)	(3,292)
Treasury stock, at cost, 42 million shares at June 29, 2024 and 19 million shares at September 30, 2023	(3,449)	(907)
Total Disney Shareholders’ equity	100,622	99,277
Noncontrolling interests	4,681	4,680
Total equity	105,303	103,957
Total liabilities and equity	$197,772	$205,579

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Nine Months Ended
	June 29, 2024	July 1, 2023
OPERATING ACTIVITIES
Net income	$5,209	$2,696
Depreciation and amortization	3,705	3,960
Goodwill impairment and impairment of produced and licensed content	2,038	2,266
Deferred income taxes	(489)	(899)
Equity in the income of investees	(468)	(555)
Cash distributions received from equity investees	327	531
Net change in produced and licensed content costs and advances	1,121	(1,861)
Equity-based compensation	1,036	861
Other, net	(20)	(347)
Changes in operating assets and liabilities
Receivables	(1,373)	(744)
Inventories	(2)	(120)
Other assets	74	(64)
Accounts payable and other liabilities	(814)	(1,609)
Income taxes	(1,891)	949
Cash provided by operations	8,453	5,064

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,923)	(3,595)
Proceeds from sales of investments	101	458
Purchase of investments	(1,006)	—
Other, net	(75)	(122)
Cash used in investing activities	(4,903)	(3,259)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,377	40
Borrowings	132	70
Reduction of borrowings	(729)	(1,319)
Dividends	(549)	—
Repurchases of common stock	(2,523)	—
Contributions from noncontrolling interests	—	719
Acquisition of redeemable noncontrolling interests	(8,610)	(900)
Other, net	(820)	(737)
Cash used in financing activities	(11,722)	(2,127)

Impact of exchange rates on cash, cash equivalents and restricted cash	(14)	174

Change in cash, cash equivalents and restricted cash	(8,186)	(148)
Cash, cash equivalents and restricted cash, beginning of period	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$6,049	$11,513

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or together as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries prior to July 2024, we offered Disney+ as well as Star+, a general entertainment SVOD service, which was available on a standalone basis or together with Disney+ (Combo+). At the end of June 2024, we merged these services into a single Disney+ product offering. Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each service included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America prior to July 2024, if a subscriber had either the standalone Disney+ or Star+ service or subscribed to Combo+, the subscriber was counted as one Disney+ paid subscriber. Subscribers include those who receive an entitlement to a service through wholesale arrangements, including those for which the service is available to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada and the Star+ service in Latin America.
Average Monthly Revenue Per Paid Subscriber
Hulu and ESPN+ average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses) and premium and feature add-on revenue but excludes Pay-Per-View revenue. Advertising revenue generated by content on one DTC streaming service that is accessed through another DTC streaming service by subscribers to both streaming services is allocated between both streaming services. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income, free cash flow and DTC streaming businesses operating income (loss), all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income (loss) before income taxes, cash provided by operations or Entertainment and Sports segment operating income (loss) as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow and DTC streaming businesses operating income (loss) as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income, free cash flow and DTC streaming businesses operating income (loss), as well as quantitative reconciliations of each of these measures to the most directly comparable GAAP financial measure, are provided below.
The Company is not providing the forward-looking measure for diluted EPS, which is the most directly comparable GAAP measure to diluted EPS excluding certain items, or a quantitative reconciliation of forward-looking diluted EPS excluding certain items to that most directly comparable GAAP measure. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measure without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the third quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended June 29, 2024
As reported	$3,093	$(251)	$2,842	$1.43	n/m
Exclude:
Income Tax Reserve Adjustments	—	(418)	(418)	(0.23)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	397	(93)	304	0.16
Other expense(6)	65	(11)	54	0.03
Excluding certain items	$3,555	$(773)	$2,782	$1.39	35%

Quarter Ended July 1, 2023
As reported	$(134)	$(19)	$(153)	$(0.25)
Exclude:
Restructuring and impairment charges(4)	2,650	(617)	2,033	1.10
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	432	(101)	331	0.18
Other expense, net(6)	11	(5)	6	—
Excluding certain items	$2,959	$(742)	$2,217	$1.03
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Reflects the Content Impairment ($2,440 million) and severance ($210 million).
(5)For the current quarter, intangible asset amortization was $326 million, step-up amortization was $68 million and amortization of intangible assets related to a TFCF equity investee was $3 million. For the prior-year quarter, intangible asset amortization was $361 million, step-up amortization was $68 million and amortization of intangible assets related to a TFCF equity investee was $3 million.
(6)For the current quarter, other expense was due to a charge related to a legal ruling ($65 million). For the prior-year quarter, other expense, net was due to a charge related to a legal ruling ($101 million), largely offset by the DraftKings Gain ($90 million).

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items for the nine-month period:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year
Nine Months Ended June 29, 2024:
As reported	$6,621	$(1,412)	$5,209	$2.46	>100%
Exclude:
Restructuring and impairment charges(4)	2,052	(121)	1,931	1.05
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,282	(299)	983	0.52
Other expense(6)	65	(11)	54	0.03
Income Tax Reserve Adjustments	—	(418)	(418)	(0.23)
Excluding certain items	$10,020	$(2,261)	$7,759	$3.83	30%

Nine Months Ended July 1, 2023:
As reported	$3,762	$(1,066)	$2,696	$1.14
Exclude:
Restructuring and impairment charges(4)	2,871	(660)	2,211	1.20
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,569	(365)	1,204	0.65
Other income, net(6)	(96)	13	(83)	(0.05)
Excluding certain items	$8,106	$(2,078)	$6,028	$2.94
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current period included impairments of goodwill ($2,038 million). Charges for the prior-year period reflect the Content Impairment, severance and costs to exit our businesses in Russia.
(5)For the current period, intangible asset amortization was $1,068 million, step-up amortization was $205 million and amortization of intangible assets related to a TFCF equity investee was $9 million. For the prior-year period, intangible asset amortization was $1,186 million, step-up amortization was $374 million and amortization of intangible assets related to a TFCF equity investee was $9 million.
(6)For the current period, other expense was due to a charge related to a legal ruling ($65 million). For the prior-year period, other income, net was due to the DraftKings Gain ($169 million) and a gain on the sale of a business ($28 million), partially offset by a charge related to a legal ruling ($101 million).

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income (the sum of segment operating income from all of the Company’s segments) as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income (loss) before income taxes to total segment operating income:

	Quarter Ended			Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023	Change	June 29, 2024	July 1, 2023	Change
Income (loss) before income taxes	$3,093	$(134)	nm	$6,621	$3,762	76%
Add (subtract):
Corporate and unallocated shared expenses	328	295	(11) %	1,027	854	(20) %
Restructuring and impairment charges	—	2,650	100%	2,052	2,871	29%
Other (income) expense, net	65	11	>(100) %	65	(96)	nm
Interest expense, net	342	305	(12) %	899	927	3%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	397	432	8%	1,282	1,569	18%
Total segment operating income	$4,225	$3,559	19%	$11,946	$9,887	21%
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended		Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Cash provided by operations	$2,602	$2,802	$8,453	$5,064
Cash used in investing activities	(2,350)	(718)	(4,903)	(3,259)
Cash used in financing activities	(898)	(1,001)	(11,722)	(2,127)
Impact of exchange rates on cash, cash equivalents and restricted cash	(31)	(23)	(14)	174
Change in cash, cash equivalents and restricted cash	(677)	1,060	(8,186)	(148)
Cash, cash equivalents and restricted cash, beginning of period	6,726	10,453	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$6,049	$11,513	$6,049	$11,513

The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended			Nine Months Ended
($ in millions)	June 29, 2024	July 1, 2023	Change	June 29, 2024	July 1, 2023	Change
Cash provided by operations	$2,602	$2,802	$(200)	$8,453	$5,064	$3,389
Investments in parks, resorts and other property	(1,365)	(1,165)	(200)	(3,923)	(3,595)	(328)
Free cash flow	$1,237	$1,637	$(400)	$4,530	$1,469	$3,061
DTC Streaming Businesses
The Company uses combined DTC streaming businesses operating income (loss) because it believes that this measure allows investors to evaluate the performance of its portfolio of streaming businesses and track progress against the Company’s goal of reaching profitability at its combined streaming businesses.
The following tables reconcile Entertainment and Sports segment operating income (loss) to the DTC streaming businesses operating income (loss):

	Quarter Ended
	June 29, 2024			July 1, 2023
($ in millions)	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$966	$736		$1,025	$861
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	(19)	66	$47	(505)	(7)	$(512)
Content Sales/Licensing and Other	254	—		(112)	—
Segment operating income	$1,201	$802		$408	$854

	Nine Months Ended
	June 29, 2024			July 1, 2023
	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$2,954	$1,554		$3,314	$1,632
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	(110)	(77)	$(187)	(2,076)	(148)	$(2,224)
Content Sales/Licensing and Other	12	—		(30)	—
Segment operating income	$2,856	$1,477		$1,208	$1,484

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding financial performance, earnings expectations, expected drivers, including of growth and profitability, outlook and guidance, including future results, operating income, adjusted EPS, margins, plans for DTC streaming services profitability and timing and subscriber growth, and cost savings; value of, and opportunities for growth based on, our intellectual property, content offerings, businesses and assets; business and other plans; expectations, strategic priorities and initiatives, consumer sentiment, behavior or demand and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC streaming services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•taxation; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 7, 2024, at 8:30 AM EDT/5:30 AM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The corresponding earnings presentation and webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Alexia Quadrani
Investor Relations
818-560-6601